Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-264882 on Form S-8 and Registration Statement No. 333-268275 on Form S-3 of P10, Inc. of our report dated November 4, 2022, relating to the consolidated financial statements of Westech Investment Advisors LLC and subsidiaries appearing in this Current Report on Form 8-K/A of P10, Inc dated December 28, 2022.

/s/ Deloitte & Touche LLP

San Francisco, CA

December 28, 2022